Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 18, 2001 relating to the financial statements and financial highlights, which appears in the March 31, 2001 Annual Report to Shareholders of Prudential High Yield Total Return Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
May 29, 2001